UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

March 23, 2005
Date of Report (Date of earliest event reported)

AAMES INVESTMENT CORPORATION
(Exact name of Registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

1-32340 (Commission File Number)	34-1981408 (IRS employer identification no.)

350 South Grand Ave, 43rd Floor
Los Angeles, CA 90071
(Address of principal executive offices)(Zip Code)

(323) 210-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Board of Directors of Aames Investment Corporation approved changes to the current compensatory arrangement with John F. Madden, Jr., its Executive Vice President, General Counsel and Secretary, effective March 23, 2005. Under this arrangement, Mr. Madden's base salary for the 2005 calendar year will be increased from $200,000 per year to $250,000 per year. In addition, Mr. Madden is a participant in the Aames Investment 2005 Executive Management Incentive Compensation Plan (the "Incentive Compensation Plan") and, as a result of his new compensatory arrangement, will receive a minimum annual bonus equal to his new base salary for 2005.

On March 23, 2005, the Compensation Committee recommended, and the Board approved, the Incentive Compensation Plan. Under the Incentive Compensation Plan, executive officers will be eligible to receive an annual cash bonus based upon the following three components:

- plan operating income;
- assessment of shareholder value added; and
- achievement of individual objectives and performance of job duties.

Actual awards cannot exceed the plan operating income, which is based on Aames Investment's profitability. The Compensation Committee is responsible for assessment of shareholder value added. Individual awards are based on an evaluation of the individual executive's performance of his duties, including all responsibilities associated with his position, and achievement of each executive's individual personal performance objectives. In general, each executive may receive up to 175% of his base salary as a bonus under the Incentive Compensation Plan, although individual amounts may vary.

If Aames fails to achieve at least 80% of its projected plan operating income, bonuses will be paid on a discretionary basis as approved by the Chairman of the Board and Chief Executive Officer and the Compensation Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAMES INVESTMENT CORPORATION

By:	/s/ Patrick D. Grosso
Patrick D. Grosso
Assistant Secretary

Dated: March 29, 2005